                                                                    Exhibit 12.1

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                                            For the three
                                            months ended                             Year ended December 31,
                                              March 31,        -------------------------------------------------------------------
                                                2001           2000 (1)         1999 (1)        1998          1997          1996
                                            -------------      --------         --------      --------      --------      --------
RATIO OF EARNINGS TO FIXED CHARGES

Pre-tax income from continuing operations
  before minority interest adjustment,
  equity investee income, or cumulative
  effect of changes in accounting principle   $ 11,106         $ 52,445         $ 52,348      $ 43,398      $ 40,822      $ 29,466
Interest expense                                10,641           31,411           22,445        21,076        17,096        12,829
Amortization of loan costs                         832            2,061            1,983         1,319         1,105         1,120
Minority interest in pre-tax income of
  subsidiaries that have no fixed charge          (180)            (367)            (361)         (484)         (150)          (50)
Amortization of capitalized interest               273              803              503           250           144            36
Distributed income of equity investees          (1,427)          (3,420)          (3,302)       (1,628)          225         3,371
Share of pre-tax losses of equity
  investees for which charges arise from
  guarantees
                                              --------         --------         --------      --------      --------      --------
EARNINGS BEFORE CUMULATIVE EFFECT OF
   ACCOUNTING PRINCIPLE                       $ 21,245         $ 82,933         $ 73,615      $ 63,931      $ 59,242      $ 46,772
                                              ========         ========         ========      ========      ========      ========


FIXED CHARGES
Interest expensed and capitalized             $ 11,006         $ 40,065         $ 31,445      $ 28,676      $ 20,296      $ 15,629
Amortization of loan costs                         832            2,061            1,983         1,319         1,105         1,120
Preferred dividends                              2,876            8,750            8,750         4,690         3,060
                                              --------         --------         --------      --------      --------      --------
                                              $ 14,714         $ 50,876         $ 42,178      $ 34,685      $ 24,461      $ 16,749
                                              ========         ========         ========      ========      ========      ========

RATIO OF EARNINGS TO FIXED  CHARGES               1.44             1.63             1.75          1.84          2.42          2.79
                                              ========         ========         ========      ========      ========      ========
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